EXHIBIT 4.1

               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                     OF SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                          OMNICORDER TECHNOLOGIES, INC.

         OmniCorder Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), by its President and Chief Executive Officer, does hereby certify that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation (the "Charter") and Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation (the "Board"), by unanimous written consent, has duly adopted resolutions providing for the issuance of up to 6,000,000 shares of Series A Convertible Preferred Stock at an initial issuance price of $1.00 per share (the "Original Issue Price"), and setting forth the voting powers, designation, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, the text of which resolution is as follows:

         RESOLVED, that pursuant to the authority vested in the Board in accordance with the provisions of the Charter, there be, and hereby is, created out of the class of 10,000,000 shares of preferred stock of the Corporation authorized by Article Four of the Charter, a series of preferred stock of the Corporation with the following voting powers, designation, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions:

         1. Designation and Number of Shares. 6,000,000 shares of preferred stock, par value $.01 per share, are hereby designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock").

         2. Ranking; Adjustment of Rights and Preferences.

                  (a) The Series A Preferred Stock shall, with respect to distribution rights upon Liquidation (as defined in Section 3(a)) and dividend rights, rank: (a) senior to the Common Stock and such preferred stock of the Corporation the terms of which expressly provide that such preferred stock will rank junior to the Series A Preferred Stock with respect to distribution rights upon Liquidation and dividend rights (the Common Stock and any such preferred stock, "Junior Securities"); and (b) as applicable, junior to or on a parity with such preferred stock of the Corporation the terms of which expressly provide that such preferred stock will rank senior to or on a parity with the Series A Preferred Stock with respect to distribution rights upon Liquidation and dividend rights (as applicable, "Senior Securities" or "Parity Securities").

                  (b) In case the Corporation shall, on or prior to December 31, 2007, issue shares of capital stock in connection with a rights offering to its shareholders having rights or preferences (other than with respect to the issue price thereof) superior to those provided herein, the Corporation shall promptly take such action as may be necessary to amend this Certificate of Designation, Preferences and Rights so as to provide the Series A Preferred Stock with the benefit of such superior rights or preferences.

         3. Liquidation.

                  (a) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the holders of record of the Series A Preferred Stock (the "Series A Holders") shall be entitled to receive, immediately after any distribution or payment of assets of the Corporation or the proceeds thereof are made or set apart in respect of any Senior Securities, contemporaneous and on equal priority with the making or setting aside of any distribution or payment of assets of the Corporation or the proceeds thereof with respect to any Parity Securities, and before any distribution or payment of assets of the Corporation or the proceeds thereof may be made or set apart with respect to any Junior Securities, an amount in cash with respect to each share of Series A Preferred Stock equal to the Original Issue Price per share (subject to adjustment in the event of stock splits, combinations or similar events) plus all accrued and unpaid dividends on such share as of the date of Liquidation. If, upon such Liquidation, the assets of the Corporation available for distribution to the Series A Holders and the holders of any Parity Securities shall be insufficient to permit payment in full to the Series A Holders and such holders of Parity Securities, then the entire assets and funds of the Corporation legally available

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for distribution to the Series A Holders and such holders of Parity Securities then outstanding shall be distributed ratably among the Series A Holders and such holders of Parity Securities based upon the proportion the total amount distributable on each share upon liquidation bears to the aggregate amount available for distribution on all shares of the Series A Preferred Stock and all such Parity Securities, if any.

                  (b) Upon the completion of the distributions required by paragraph (a) of this Section 3, if assets remain in the Corporation, they shall be distributed to holders of Junior Securities in accordance with the Charter.

                  (c) For purposes of this Section 3, a merger or consolidation or a sale of all or substantially all of the assets of the Corporation shall be considered a Liquidation except in the event that in such a transaction, the holders of the Series A Preferred Stock receive securities of the surviving corporation having substantially similar rights and preferences as those of the Series A Preferred Stock.

         4. Dividends.

                  (a) Subject to the rights of any other series of Preferred Stock that may from time to time come into existence, the Series A Holders shall be entitled to receive, out of any assets legally available therefor, annual cumulative dividends in an amount equal to four percent of the Original Issue Price on each share of Series A Preferred Stock, which dividends shall be payable in cash or additional shares of Series A Preferred Stock (valued as determined below) as determined by the Board in its sole discretion. The first such dividend shall be paid on December 31, 2005 or, if such a day is not a business day, the nearest preceding business day. The amount of such initial dividend, and any other dividend payable on the Series A Preferred Stock for any partial dividend period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the applicable record date, which shall be the 15th day of December of each year (the "Dividend Record Date") or on such other date designated by the Board for the payment of dividends that is not more than 30 nor less than 10 days prior to the Dividend Record Date. With respect to any given year, no dividends (other than a dividend payable solely in Common Stock, par value $.001 per share, of the Corporation ("Common Stock")), shall be paid upon, or declared and set apart for, any Junior Securities if the Board shall have failed duly and lawfully to declare and pay in full a cash dividend to the Series A Holders with respect to such year in the amount described above. If such dividends on the Series A Preferred Stock shall not have been paid or set apart in full for the Series A Preferred Stock, the aggregate deficiency shall be cumulative and shall be fully paid or set apart for payment prior to the payment of any dividend by the Corporation (other than a dividend payable solely in Common Stock) with respect to any Junior Securities. Accumulations of dividends on the Series A Preferred Stock shall not bear interest. For purposes of the first sentence of this Section 4(a) only, shares of Series A Preferred Stock issued as dividends shall be valued at the product of: (i) the 10-day volume-weighted average price of the Common Stock on the principal stock exchange on which it is traded, including the American Stock Exchange or NASDAQ SmallCap Market, or if not traded on such exchange, on the National Association of Securities Dealers, Inc. OTC Bulletin Board (such exchange or market, the "Reference Exchange"), or, if, in the reasonable judgment of the Board, there exists no Reference Exchange, then as reasonably determined by the Board; and
(ii) the number of shares of Common Stock into which the Series A Preferred Stock is then convertible.

         5. Conversion Rights Each Series A Holder shall have the right to convert all or any part of its Series A Preferred Stock into Common Stock as follows:

                  (a) Optional Conversion. Subject to and upon compliance with the provisions of this Section 5, a Series A Holder shall have the right at such Series A Holder's option, at any time or from time to time, to convert any of its shares of Series A Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing: (i) the Original Issue Price of such share of Series A Preferred Stock; by (ii) the Conversion Price (as hereinafter defined) in effect on the Conversion Date (as defined in Section 5(c) below) upon the terms hereinafter set forth. The "Conversion Price" shall initially be equal to $1.10 and shall be subject to adjustment pursuant to Section 6.

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                  (b) Automatic Conversion.

                           (i) Each outstanding share of Series A Preferred Stock shall automatically be converted, without any further act of the Corporation or its stockholders, into such number of fully paid and non-assessable shares of Common Stock as would be determined pursuant to Section 5(a) were such conversion being effected at the option of the Series A Holders, upon the conclusion of the 20th consecutive trading day on which the closing bid price for the Common Stock on the Reference Exchange was at least $2.20 per share.

                           (ii) Each outstanding share of Series A Preferred Stock shall automatically be converted on a one-for-one basis, without any further act of the Corporation or its stockholders, into such number of fully paid and non-assessable shares of Senior Securities as may be issued by the Corporation on or prior to December 31, 2005, in connection with a rights offering to its shareholders (any such offering, a "Rights Offering") as described in the Corporation's Private Placement Term Sheet and Exhibits, dated December 6, 2004 (the "Term Sheet").

                  (c) Mechanics of Conversion. Subject to Section 5(b), before any Series A Holder shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such Series A Holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made or on the date of the occurrence of the event specified in
Section 5(b) as the case may be, and such date is referred to herein as the "Conversion Date." All Common Stock which may be issued upon conversion of the Series A Preferred Stock will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.

         6. Anti-Dilution Provisions. The Conversion Price in effect at any time shall be subject to adjustment from time to time upon the happening of certain events as follows:

                  (a) Consolidation, Merger or Sale. If any consolidation or merger of the Corporation with another person, or the sale, transfer or lease of all or substantially all of its assets to another person shall be effected in such a way that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for their shares of Common Stock, then provision shall be made, in accordance with this Section 6(a), whereby each Series A Holder shall thereafter have the right to receive such securities or assets as would have been issued or payable with respect to or in exchange for the shares of Common Stock into which the shares of Series A Preferred Stock held by such holder were convertible immediately prior to the closing of such merger, sale, transfer or lease, as applicable. The Corporation will not effect any such consolidation, merger, sale, transfer or lease unless prior to the consummation thereof the successor entity (if other than the Corporation) resulting from such consolidation or merger or the entity purchasing or leasing such assets shall assume by written instrument: (i) the obligation to deliver to the Series A Holders such securities or assets as, in accordance with the foregoing provisions, such Series A Holders may be entitled to receive; and (ii) all other obligations of the Corporation hereunder. The provisions of this Section 6(a) shall similarly apply to successive mergers, sales, transfers or leases.

                  (b) Common Stock Dividends, Subdivisions, Combinations, etc. In case the Corporation shall hereafter: (i) declare a dividend or make a distribution on its outstanding shares of capital stock (other than the Series A Preferred Stock) in shares of Common Stock or in securities, options or other rights directly or indirectly exchangeable, exercisable or convertible for or into Common Stock for no material consideration (collectively, "Derivative Securities"); (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares; or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the

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Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action (assuming the full conversion or exercise for or into Common Stock of any Derivative Securities outstanding prior to any dividend or distribution of the type referenced in clause (i)), and the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action (assuming the full conversion or exercise for or into Common Stock of any Derivative Securities outstanding after giving effect to any dividend or distribution of the type referenced in clause (i)). Such adjustment shall be made successively whenever any event listed above shall occur. Notwithstanding the foregoing, in the event that any Derivative Securities that are issued in connection with a dividend or distribution of the type described in clause (i) expire prior to their exchange, exercise or conversion, in whole or in part, for or into Common Stock, the Conversion Price shall be adjusted to equal the Conversion Price that would have been obtained using the above formula had the unexercised or unconverted portion of such Derivative Securities never been issued or distributed.

                  (c) In-Kind Dividends. In case the Corporation shall hereafter declare an in-kind dividend or make an in-kind distribution on its outstanding shares of capital stock (other than the Series A Preferred Stock) in the form an asset other than Derivative Securities, then provision shall be made whereby each Series A Holder shall thereafter have the right to receive, upon conversion into Common Stock of such Series A Holder's Series A Preferred Stock: (i) such securities or assets as would have been issued or distributed to such Series A Holder had such Series A Preferred Stock been converted into Common Stock immediately prior to such in-kind dividend or distribution and (ii) all other cash or assets paid or issued as a dividend or distribution in respect of such asset between the date of such dividend or distribution and the Conversion Date of such Series A Preferred Stock. Such provision shall be made successively whenever any event listed above shall occur. The rights of the Series A Holders pursuant to this Section 6(c) shall be in addition to, and not in lieu of, their rights to receive Common Stock upon conversion of their Series A Preferred Stock pursuant to Section 5 and this Section 6.

                  (d) Rights Offering. In case the Corporation shall, on or prior to December 31, 2005, issue shares of Series A Preferred Stock in connection with a Rights Offering, the Conversion Price shall be adjusted so that it shall equal such lower price.

                  (e) Discounted Stock. In case the Corporation shall, on or prior to the 36-month anniversary of the final closing of the sale of Series A Preferred Stock pursuant to the Term Sheet, issue Covered Securities (as hereinafter defined) for consideration per share, or, in the case of Derivative Securities, for an implicit price per share of Common Stock (the "Discount Price"), that is less than the 30-day volume-weighted average price of the Common Stock on the Reference Exchange (the "Reference Price"), the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying: (i) the Conversion Price in effect immediately prior thereto; by (ii) a fraction, (A) the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such Covered Securities and the number of shares of Common Stock which the aggregate consideration received for the issuance of such Covered Securities would purchase at the Reference Price and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately after the issuance of such Covered Securities (assuming the conversion to Common Stock of all such Covered Securities that are Derivative Securities). Notwithstanding the foregoing, in the event that any such Covered Securities are Derivative Securities and such Derivative Securities expire prior to their exchange, exercise or conversion, in whole or in part, for or into Common Stock, the Conversion Price shall be further adjusted to equal the Conversion Price that would have been obtained using the above formula had the unexercised or unconverted portion of such Covered Securities never been issued. As used herein, the term "Covered Securities" shall mean any Common Stock or Derivative Securities other than securities: (1) whose issuance would trigger an adjustment to the Conversion Price pursuant to any of Sections 6(a) through 6(d) above; (2) issued upon conversion of any Derivative Securities; (3) issued to employees, officers, directors, consultants or other persons performing services for the Corporation pursuant to a stock option or stock ownership plan of the Corporation approved by the Board; (4) issued in connection with an acquisition or merger by the Corporation; (5) issued in connection with the exercise of options or warrants outstanding on the date hereof; (6) issued in connection with collaborative agreements or to a strategic investor in the Corporation approved by the Board; or (7) issued as additional consideration to a lessor or creditor of the Corporation in connection with a leasing or debt financing transaction.

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                  (f) Notice of Adjustment. Whenever the Conversion Price is
adjusted, as herein provided, the Corporation shall promptly cause a notice setting forth the adjusted Conversion Price and adjusted number of shares of Common Stock issuable upon exercise of each share of Series A Preferred Stock, and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to the Series A Holders at their last addresses appearing in the Corporation's Share Register, and shall cause a certified copy thereof to be mailed to its transfer agent, if any. The Corporation may retain a firm of independent certified public accountants selected by the Board (who may be the regular accountants employed by the Corporation) to make any computation required by this Section 6, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

                  (g) Receipt of Securities Other than Common Stock. In the event that at any time, as a result of an adjustment made pursuant to Section 6(a) above, the Holders of the Series A Preferred Stock thereafter shall become entitled to receive any shares of the Corporation, other than Common Stock, thereafter the number of such other shares so receivable upon conversion of the Series A Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Sections 6(a) through 6(f), inclusive, above.

         7. Voting Rights. Except as expressly provided to the contrary herein or pursuant to applicable law, the Series A Holders shall be entitled to vote, together with the holders of Common Stock and other voting securities as a single class, on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such Common Stock holders. In any such vote, each share of Series A Preferred Stock shall entitle the holder thereof to the number of votes per share that equals the number of whole shares of Common Stock into which each such share of Series A Preferred Stock is then convertible.


         8. Reservation of Shares. The Corporation shall at all times reserve and keep available and free of preemptive rights out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock pursuant to the terms hereof, such number of its shares of Common Stock (or other shares or securities as may be required) as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock pursuant to the terms hereof. If at any time the number of authorized but unissued shares of Common Stock (or such other shares or securities) shall not be sufficient to affect the conversion of all then outstanding Series A Preferred Stock, the Corporation shall promptly take such action as may be necessary to increase its authorized but unissued Common Stock (or such other shares or securities) to such number of shares as shall be sufficient for such purpose.

         9. Miscellaneous.

                  (a) The Series A Preferred Stock may not be redeemed by the Corporation or the Series A Holders at any time. There is no sinking fund with respect to the Series A Preferred Stock.

                  (b) The shares of the Series A Preferred Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Certificate of Designation, Preferences and Rights and in the Charter.

                  (c) The holders of the Series A Preferred Stock shall be entitled to receive all communications sent by the Corporation to the holders of the Common Stock.

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                  IN WITNESS WHEREOF, OmniCorder Technologies, Inc. has caused this Certificate to be signed by its Controller, on this 14th day of December 2004, and such person hereby affirms under penalty of perjury that this Certificate is the act and deed of OmniCorder Technologies, Inc. and that the facts stated herein are true and correct.


                                       OMNICORDER TECHNOLOGIES, INC.




                                       By:/s/Celia Schiffner
                                          -------------------------------------
                                          Celia Schiffner
                                          Controller

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